Exhibit 10.4

BOARD OF DIRECTORS

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement is entered into this 14th day of February, 2024 between SharpLink Gaming, Inc. (“SharpLink” or the “Company”), a Delaware Corporation, and Leslie Bernhard (the “Director”).

WHEREAS, the Director has been elected to and has agreed to serve as an independent member of the Board of Directors of SharpLink;

WHEREAS, the undersigned acknowledges that a Director’s fiduciary duty includes the obligation to not disclose and to maintain the confidentiality of the Confidential Information shared by SharpLink with Board Members in order to permit them to carry out their responsibilities as Directors;

WHEREAS, the parties agree that it is appropriate to enter into this Agreement by which the Director acknowledges his/her fiduciary duty to maintain, protect and not disclose the Confidential Information of SharpLink both during her term as Director and thereafter;

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. Confidential Information. As used herein, “Confidential Information” means all information furnished by SharpLink to the Director in connection with the performance by the Director of her Board responsibilities which should be reasonably understood by the Director to be confidential or proprietary information of SharpLink, whether furnished orally or in writing, and regardless of whether specifically identified as “confidential” and all notes, analyses, compilations, studies or other documents which contain or otherwise reflect such Confidential Information.

2. Confidential Information Exclusions. The provisions of this Agreement shall not apply to information in the public domain at the time it is shared with the Director; information that, after disclosure to the Director, becomes part of the public domain through dissemination by SharpLink; generic information or knowledge that the Director would have learned in the course of similar board experiences; and information which was not acquired directly or indirectly from SharpLink.

3. Non-Disclosure and Use of Confidential Information. The Director agrees that during her term as a Board Member and for two (2) years thereafter to:

(a) Hold in confidence and not to directly or indirectly disclose, disseminate, divulge, lecture upon, publish, report, reveal or transfer any Confidential Information to any person or entity;

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(b) Not directly or indirectly make use of any Confidential Information except for the purposes of carrying out her responsibilities as a Director; and

(c) Not permit unauthorized use of any Confidential Information by any (c) person or entity.

4. Ownership and Return of Documents. All Confidential Information remains the exclusive property of SharpLink. SharpLink’s administrative staff will instruct the Director in the proper retention/destruction of Confidential Information which may have been supplied to him/her as part of her duties.

5. Enforcement. SharpLink’s executive management team, in consultation with its legal counsel and the Board of Directors, will determine whether a breach of this policy has occurred and how it will be addressed, including, if necessary, the pursuit of legal remedies by SharpLink.

IN WITNESS WHEREOF, the Director and SharpLink have caused this Confidentiality Agreement to be executed as of the day and year first above written.

LESLIE BERNHARD		SHARPLINK GAMING, INC.

By:	/s/ Leslie Bernhard	By:	/s/ Rob Phythian
	Leslie Bernhard		Rob Phythian
Chairman and Chief Executive Officer

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